Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of January 31, 2025, Athene Holding Ltd. (“we,” “us,” “our” or “the Company”) had six classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our depositary shares, each representing a 1/1,000th interest in a share of 6.35% fixed-to-floating rate perpetual non-cumulative preferred stock, series A, par value $1.00 per share (our “Series A Preferred Stock”); (2) our depositary shares, each representing a 1/1,000th interest in a share of 5.625% fixed-rate perpetual non-cumulative preferred stock, series B, par value $1.00 per share (our “Series B Preferred Stock”); (3) our depositary shares, each representing a 1/1,000th interest in a share of 6.375% fixed-rate reset perpetual non-cumulative preferred stock, series C, par value $1.00 per share (our “Series C Preferred Stock”); (4) our depositary shares, each representing a 1/1,000th interest in a share of 4.875% fixed-rate perpetual non-cumulative preferred stock, series D, par value $1.00 per share (our “Series D Preferred Stock”); (5) our depositary shares, each representing 1/1,000th interest in a share of 7.750% fixed-rate reset perpetual non-cumulative preferred stock, Series E, $1.00 par value per share (our “Series E Preferred Stock” and, together with our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock, and our Series D Preferred Stock, our “Preferred Stock”); and (6) our 7.250% fixed-rate reset junior subordinated debentures due 2064 (our “2064 Debentures”).
Our authorized preferred stock consists of 40,000,000 shares, par value $1.00 per share. As of January 31, 2025, there were 115,300 outstanding shares of Preferred Stock, consisting of 34,500 shares of Series A Preferred Stock, 13,800 shares of Series B Preferred Stock, 24,000 shares of Series C Preferred Stock, 23,000 shares of Series D Preferred Stock, and 20,000 shares of Series E Preferred Stock, all of which were held of record by a nominee of The Depositary Trust Company (“DTC”).
Description of the Depositary Shares
The following description of the depositary shares representing an interest in shares of Series A Preferred Stock (the “Series A Depositary Shares”), the depositary shares representing an interest in shares of Series B Preferred Stock (the “Series B Depositary Shares”), the depositary shares representing an interest in shares of Series C Preferred Stock (the “Series C Depositary Shares”), the depositary shares representing an interest in shares of Series D Preferred Stock (the “Series D Depositary Shares”), and the depositary shares representing an interest in shares of Series E Preferred Stock (the “Series E Depositary Shares” and, together with the Series A Depositary Shares, the Series B Depositary Shares, the Series C Depositary Shares, and the Series D Depositary Shares, the “Depositary Shares”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the terms and provisions of the Deposit Agreements (as defined below), the forms of depositary receipts, which contain the terms and provisions of the Depositary Shares, the pertinent sections of our certificate of incorporation, and the pertinent sections of the Certificates of Designations (as defined below), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part, and to relevant sections of the General Corporation Law of the State of Delaware (the “DGCL”).

General
Each Depositary Share represents a 1/1,000th interest in a share of Preferred Stock and is evidenced by a depositary receipt. The underlying shares of Preferred Stock are deposited with the depositary pursuant to, (i) in the case of the Series A Preferred Stock, the deposit agreement, dated June 10, 2019, among us, Computershare Inc. and Computershare Trust Company, N.A., collectively, acting as depositary, and the holders from time to time of the depositary receipts, as amended by Amendment No. 1 to such deposit agreement, dated as of December 31, 2023 (as amended, the “Series A Deposit Agreement”), (ii) in the case of the Series B Preferred Stock, the deposit agreement, dated September 19, 2019, among us, Computershare Inc. and Computershare Trust Company, N.A., collectively, acting as depositary, and the holders from time to time of the depositary receipts, as amended by Amendment No. 1 to such deposit agreement, dated as of December 31, 2023 (as amended, the “Series B Deposit Agreement”), (iii) in the case of the Series C Preferred Stock, the deposit agreement, dated June 11, 2020, among us, Computershare Inc. and Computershare Trust Company, N.A., collectively, acting as depositary, and the holders from time to time of the depositary receipts, as amended by Amendment No. 1 to such deposit agreement, dated as of December 31, 2023 (as amended, the “Series C Deposit Agreement”), (iv) in the case of the Series D Preferred Stock, the deposit agreement, dated December 18, 2020, among us, Computershare Inc. and Computershare Trust Company, N.A., collectively, acting as depositary, and the holders from time to time of the depositary receipts, as amended by Amendment No. 1 to such deposit agreement, dated as of December 31, 2023 (as amended, the “Series D Deposit Agreement”), and, (v) in the case of the Series E Preferred Stock, the deposit agreement, dated December 12, 2022, among us, Computershare Inc. and Computershare Trust Company, N.A., collectively, acting as depositary, and the holders from time to time of the depositary receipts, as amended by Amendment No. 1 to such deposit agreement, dated as of December 31, 2023 (as amended, the “Series E Deposit Agreement” and, together with the Series A Deposit Agreement, the Series B Deposit Agreement, the Series C Deposit Agreement, and the Series D Deposit Agreement, the “Deposit Agreements”). Subject to the terms of the Deposit Agreements, each holder of a Depositary Share is entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the shares of Preferred Stock represented thereby (including any dividend, liquidation, redemption and voting rights). If the shares of Preferred Stock are exchanged for new securities pursuant to the provisions described under “Description of the Preferred Stock—Substitution or Variation,” each Depositary Share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.
Dividends and Other Distributions
Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of a Depositary Share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of Preferred Stock. The depositary will distribute any cash dividends or other cash distributions received on each series of Preferred Stock, including any additional amounts as described under “Description of the Preferred Stock—Dividends—Payment of Additional Amounts,” to the record holders of the respective series of Depositary Shares in proportion to the number of Depositary Shares of such series held by each holder on the relevant record date. If we make a distribution on any series of Preferred Stock other than in cash, the depositary will distribute any property received by it to the record holders of the respective series of Depositary Shares in proportion to the number of Depositary Shares of such series held by each holder, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds from the sale to the holders of the relevant series of Depositary Shares.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Preferred Stock.
Subject to any obligation to pay additional amounts as described in “Description of the Preferred Stock—Dividends—Payment of Additional Amounts,” the amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying shares of Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any Depositary Shares or the shares of Preferred Stock until such taxes or other governmental charges are paid.
Withdrawal of Shares of Preferred Stock
Unless the related Depositary Shares have been previously called for redemption, a holder of Depositary Shares may surrender his or her depositary receipts at the corporate trust office of the depositary, pay any taxes, charges and fees provided for in the applicable Deposit Agreement and comply with any other requirements of the applicable Deposit Agreement for the number of whole shares of Preferred Stock and any money or other property represented by such holder’s depositary receipts. A holder of Depositary Shares who exchanges such depositary receipts for shares of Preferred Stock will be entitled to receive whole shares of Preferred Stock on the basis set forth herein; partial shares of Preferred Stock will not be issued.
However, holders of whole shares of Preferred Stock will not be entitled to deposit those shares under the respective Deposit Agreement or to receive Depositary Shares for those shares after the withdrawal. If the Depositary Shares surrendered by the holder in connection with the withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the depositary will deliver to the holder at the same time new Depositary Shares evidencing the excess number of Depositary Shares.
Redemption of Depositary Shares
If the shares of Preferred Stock underlying the Depositary Shares are redeemed, in whole or in part, a corresponding number of the applicable series of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the related shares of Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the applicable per share redemption price payable in respect of such shares of Preferred Stock.
Whenever we redeem shares of Preferred Stock of any series held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing an interest in the shares of Preferred Stock of such series so redeemed. If less than all of the outstanding Depositary Shares of a particular series are to be redeemed, the depositary will select the Depositary Shares of that series to be redeemed by lot or pro rata or in such other manner as may be determined by the depositary to be fair and equitable and provided that such methodology is consistent with any applicable stock exchange rules. The depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary receipts not less than 30 days (with respect to Series A Depositary Shares) and 15 days (with respect to Series B Depositary Shares, Series C Depositary Shares, Series D Depositary Shares, and

Series E Depositary Shares) and not more than 60 days prior to the date fixed for redemption of the Depositary Shares representing an interest in shares of Preferred Stock.
Voting Rights
Holders of the Depositary Shares representing an interest in shares of Preferred Stock will not have any voting rights, except for the limited voting rights described under “Description of the Preferred Stock—Voting Rights.”
Because each Depositary Share represents a 1/1,000th interest in a share of Preferred Stock, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of Preferred Stock under those limited circumstances in which holders of shares of Preferred Stock are entitled to vote. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Preferred Stock. Although each Depositary Share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Preferred Stock. While the depositary will aggregate the fractional voting interests of individual holders of depository receipts to vote the maximum number of whole shares of Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of Depositary Shares not representing a whole share of Preferred Stock will not be voted.
When the depositary receives notice of any meeting at which the holders of Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice of meeting to the record holders of the Depositary Shares relating to the applicable shares of Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the number of Preferred Stock votes represented by the holder’s Depositary Shares. To the extent practicable, the depositary will vote the number of Preferred Stock votes represented by Depositary Shares in accordance with the instructions it receives.
We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. To the extent that the depositary does not receive specific instructions from the holders of any Depositary Shares representing an interest in the applicable shares of Preferred Stock, it will not vote the number of the Preferred Stock votes represented by such Depositary Shares.
Preemptive and Conversion Rights
The holders of the Depositary Shares will not have any preemptive right to subscribe to any additional issue of our shares of any class or series or to any of our securities convertible into such shares and will not have the right to convert Depositary Shares representing an interest in Preferred Stock into, or exchange Depositary Shares representing an interest in Preferred Stock for, any of our other securities or property.
Amendment and Termination of the Deposit Agreement
The forms of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreements may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares or would be materially and adversely inconsistent with the rights of holders of Preferred Stock will not be effective unless such amendment has been approved by the record holders of Depositary Shares representing at least the amount of the Depositary Shares then outstanding necessary to approve any amendment that would alter or abrogate the special rights of the applicable series of Preferred Stock. We may terminate a

Deposit Agreement with the consent of holders of a majority of then outstanding Depositary Shares of the applicable series. A Deposit Agreement will automatically terminate if all outstanding Depositary Shares of the applicable series have been redeemed or if there has been made a final distribution in respect of the applicable series of Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been made to the holders of the Depositary Shares of the applicable series.
Fees, Charges and Expenses of Depositary
We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the applicable Deposit Agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of shares of Preferred Stock evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or shares of Preferred Stock are paid by their holders.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, with any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to appoint a successor.
Miscellaneous
The depositary will forward to the holders of Depositary Shares all of our reports and communications which are delivered to the depositary and which we are required to furnish to the holders of Preferred Stock.
Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the applicable Deposit Agreement. All of our obligations as well as the depositary’s obligations under the respective Deposit Agreement are limited to performance in good faith of our respective duties set forth in the applicable Deposit Agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any Depositary Shares or Preferred Stock unless provided with satisfactory indemnity. We, and the depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Shares, or other persons believed to be competent and on documents believed to be genuine.
Listing of the Depositary Shares
Our Series A Depositary Shares are listed on the NYSE under the symbol “ATHPrA.”
Our Series B Depositary Shares are listed on the NYSE under the symbol “ATHPrB.”
Our Series C Depositary Shares are listed on the NYSE under the symbol “ATHPrC.”

Our Series D Depositary Shares are listed on the NYSE under the symbol “ATHPrD.”
Our Series E Depositary Shares are listed on the NYSE under the symbol “ATHPrE.”
Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent
Computershare Trust Company, N.A. is the transfer agent and registrar and Computershare Inc. is the dividend disbursing agent and redemption agent for the Depositary Shares representing an interest in the Preferred Stock.
Book-Entry; Delivery and Form
The Depositary Shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to holders of the Depositary Shares except in limited circumstances. The global securities will be issued to DTC, the depository for the Depositary Shares, who will keep a computerized record of its participants (for example, a holder’s broker) whose clients have purchased the Depositary Shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.
We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to any holder or any other beneficial owners in the global securities.
Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact beneficial holders.
It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with shares of Preferred Stock on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares of Preferred Stock held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.
Depositary Shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:
•DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or
•we determine not to require all of the Depositary Shares to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Depositary Shares at its corporate office.
Description of the Preferred Stock
The following description of our Preferred Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the pertinent sections of our certificate of incorporation and the certificates of designations creating the respective series of Preferred Stock (the “Certificates of Designations”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part, and to relevant sections of the DGCL.
General
The Certificates of Designations set forth the specific rights, preferences, limitations and other terms of the Preferred Stock. Each series of Preferred Stock constitutes a series of our authorized preferred stock. There is no issued class or series of share capital that ranks senior to the Preferred Stock, and each series of Preferred Stock ranks equally with the other with respect to the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Company. See “—Ranking” below.
We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The shares of Preferred Stock are fully paid and nonassessable. Holders of the Preferred Stock do not have preemptive or subscription rights to acquire more of our capital stock.
The shares of Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of shares or other securities of ours, except under the circumstances set forth under “—Substitution or Variation” below. The Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem, repurchase or retire the Preferred Stock.
The depositary is the sole holder of Preferred Stock. The holders of Depositary Shares are required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares.”
Ranking
Each series of Preferred Stock:
•will rank senior to our junior stock (as defined below);
•will rank junior to our senior stock (as defined below) and any existing and future indebtedness of the Company and any of our subsidiaries;
•will rank equally with our parity stock (as defined below), including the other series of Preferred Stock;
•will not represent an interest in any of our subsidiaries; and

•will be structurally subordinated in right of payment to all obligations of our subsidiaries.
As used herein, “junior stock” means any class or series of stock that ranks junior to the Preferred Stock either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company. As of January 31, 2025, our junior stock outstanding consisted solely of our common stock.
As used herein, “senior stock” means any class or series of stock that ranks senior to the Preferred Stock either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company. As of January 31, 2025, we had no senior stock outstanding.
As used herein, “parity stock” means any class or series of stock that ranks equally with the Preferred Stock as to the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Company. As of January 31, 2025, the five series of Preferred Stock were our only parity stock outstanding.
Unless our stockholders otherwise provide, our board of directors may from time to time create and issue additional classes and series of preferred stock and fix their relative rights, preferences and limitations. Any such preferred stock could be senior stock or parity stock.
Dividends
Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board of directors does not authorize and declare a dividend for any dividend period, holders of the Preferred Stock will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and will not be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors or a duly authorized committee of our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock.
Holders of Preferred Stock will be entitled to receive non-cumulative cash dividends, only when, as and if declared by our board of directors or a duly authorized committee of our board of directors, out of funds legally available for the payment of dividends, from and including the original issue date, quarterly in arrears on the 30th day of March, June, September and December of each year.
To the extent declared, to but excluding June 30, 2029, which we refer to as the “fixed rate period,” dividends on our Series A Preferred Stock will be payable in an amount per share equal to 6.35% of the liquidation preference per annum (equivalent to $1,587.50 per share of Series A Preferred Stock and $1.5875 per Series A Depositary Share per annum). Commencing on June 30, 2029, which is the commencement date of the “floating rate period,” dividends on our Series A Preferred Stock will be payable on a non-cumulative basis, when, as and if declared by our board of directors or a duly authorized committee of the board of directors out of funds legally available for the payment of dividends in an amount per share equal to a floating annual rate, reset quarterly, of a reference rate (the “Alternative Rate”) selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice, including any such adjustments to such rate or the spread thereon, as well as the business day convention, determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such rate for debt obligations or preferred stock obligations such as the Series A Preferred Stock.
To the extent declared, dividends on our Series B Preferred Stock will be payable in an amount per share equal to 5.625% of the liquidation preference per annum (equivalent to $1,406.25 per share of Series B Preferred Stock and $1.40625 per Series B Depositary Share per annum).
To the extent declared, to but excluding September 30, 2025 (the “Series C First Reset Date”), dividends on our Series C Preferred Stock will be payable on a non-cumulative basis, with respect to each dividend period, in an amount per share equal to 6.375% of the liquidation preference per annum (equivalent to $1,593.75 per share of Series C Preferred Stock and $1.59375 per Series C Depositary Share per annum). Commencing on the Series C First Reset Date, dividends on the Series C Preferred Stock will be payable, on a non-cumulative basis, with respect to each dividend period, only when, as and if declared by our board of directors or a duly authorized committee thereof, during each reset period (as described below), at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent reset dividend determination date (as described below) plus 5.97% of the liquidation preference per annum. A “reset date” means the applicable First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the applicable First Reset Date, will not be adjusted for business days. A “reset period” means the period from, and including, the applicable First Reset Date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period. The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the average of the yields to maturity for the five business days immediately prior to such reset dividend determination date for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the average of the yields to maturity for the five business days immediately prior to such reset dividend determination date for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 under the caption “Treasury constant maturities.” The Five-year U.S. Treasury Rate will be determined by the calculation agent on the applicable reset dividend determination date. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date. “H.15” means the statistical release designated as “H.15 Daily Update,” or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System, and “most recent H.15” means the H.15 published closest in time, but at or prior, to the close of business on the reset dividend determination date. With respect to Series C Preferred Stock, “calculation agent” means the calculation agent appointed by us prior to the First Reset Date, which may be a person or entity affiliated with us.
To the extent declared, dividends on our Series D Preferred Stock will be payable in an amount per share equal to 4.875% of the liquidation preference per annum (equivalent to $1,218.75 per share of Series D Preferred Stock and $1.21875 per Series D Depositary Share per annum).

To the extent declared, to but excluding December 30, 2027 (“Series E First Reset Date”), dividends on our Series E Preferred Stock will be payable on a non-cumulative basis, with respect to each dividend period, in an amount per share equal to 7.750% of the liquidation preference per annum (equivalent to $1,937.50 per share of Series E Preferred Stock and $1.93750 per Series E Depositary Share per annum). Commencing on the Series E First Reset Date, to the extent declared, dividends will be payable on a non-cumulative basis, with respect to each dividend period during each reset period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent dividend determination date plus 3.962% of the liquidation preference per annum. Each of the applicable defined terms for the Series E Preferred Stock is analogous to that which is specified above for the Series C Preferred Stock.
Dividends, if so declared, will be payable to holders of record of the Preferred Stock as they appear on our books and records at 5:00 p.m. (New York City time) on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board of directors) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As used in “Description of the Preferred Stock,” “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date. During the fixed rate period with respect to the Series A Preferred Stock and at all times with respect to the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, if any dividend payment date falls on a day that is not a business day, the payment of dividends will be made on the first business day following such dividend payment date, without accrual to the actual payment date.
With respect to Series A Preferred Stock, during the floating rate period, if any dividend payment date other than a redemption date falls on a day that is not a business day, the dividend payment date will be postponed to the next business day and, as a result, the corresponding dividend period shall be extended. If a redemption date falls on a day that is not a business day, the payment of dividends and redemption price will be made on the first business day following such redemption date, without accrual to the actual payment date.
During the fixed rate period, with respect to the Series A Preferred Stock, and at all times, with respect to the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, dividends payable will be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full dividend period, and on the basis of the actual number of days elapsed during the period with respect to a dividend period other than a full dividend period.
With respect to the Series A Preferred Stock, during the floating rate period, dividends payable will be computed by multiplying the dividend rate for that dividend period by a fraction, the numerator of which will be the actual number of days elapsed during that dividend period (including the first day of the dividend period and excluding the last day, which is the dividend payment date), and the denominator of which will be 360, and by multiplying the result by the liquidation preference of the Series A Preferred Stock.
So long as any shares of a particular series of Preferred Stock remain outstanding, unless the full dividend for the last completed dividend period on all outstanding shares of such series of Preferred Stock and all outstanding shares of parity stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•no dividend shall be paid or declared on our common stock or any other junior securities or any parity stock (except, in the case of the parity stock, on a pro rata basis with each other outstanding series of Preferred Stock as described below), other than a dividend payable solely in our common stock, other junior securities or (solely in the case of parity stock) other parity stock, as applicable; and
•no common stock, other junior securities or parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior securities, or a reclassification of parity stock for or into other parity stock, or the exchange or conversion of one share of junior stock for or into another junior security or the exchange or conversion of one share of parity stock for or into another share of parity stock, (ii) through the use of the proceeds of a substantially contemporaneous sale of junior stock or (solely in the case of parity stock) other parity stock, as applicable, or (iii) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).
When dividends are not paid (or declared and a sum sufficient for the payment thereof has been set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred Stock, on a dividend payment date falling within the related dividend period for the Preferred Stock) on the Preferred Stock and any parity stock, all dividends declared by our board of directors or a duly authorized committee of the board of directors on the Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred Stock, on a dividend payment date falling within the related dividend period for the Preferred Stock) shall be declared by the board of directors or such committee of the board of directors pro rata in accordance with the respective aggregate liquidation preferences of the Preferred Stock and any parity stock so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per share of Preferred Stock and all shares of parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred Stock, on a dividend payment date falling within the related dividend period for the Preferred Stock) bear to each other.
Dividends on the Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations (including any applicable capital adequacy guidelines established by the “capital regulator”).
Because we are a holding company and substantially all of our operations are conducted by our main operating subsidiaries, our ability to meet any ongoing cash requirements and to pay dividends will depend on our ability to obtain cash dividends or other cash payments or obtain loans from these subsidiaries.
Determination of Floating Rate

Beginning on June 30, 2029, dividends on the Series A Preferred Stock will be payable on a non-cumulative basis, only when, as and if declared, at a floating annual rate, which is reset quarterly, equal to the Alternative Rate.
Payment of Additional Amounts
We will make all payments on the Preferred Stock free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction (as defined under “—Optional Redemption—Change in Tax Law”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Preferred Stock such additional amounts (the “additional amounts”) as dividends as may be necessary so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amounts we would otherwise have been required to pay had no such withholding or deduction been required.
We will not be required to pay any additional amounts for or on account of:
(a)any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the Preferred Stock or any shares of Preferred Stock presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the holders of the Preferred Stock;
(b)any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any dividends on the Preferred Stock;
(c)any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Preferred Stock to comply with any reasonable request by us addressed to the holder within 90 days of such request (i) to provide information concerning the nationality, residence or identity of the holder or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;
(d)any tax, fee, duty, assessment or governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any Treasury Regulations or other administrative guidance thereunder); or
(e)any combination of items (a), (b), (c), and (d).
In addition, we will not pay additional amounts with respect to any payment on the Preferred Stock to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Preferred Stock if such payment would be required by the laws of the relevant taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Preferred Stock.
If there is a substantial probability that we or any entity formed by a consolidation, merger or amalgamation (or similar transaction) involving us or the entity to which we convey, transfer or lease substantially all of our properties and assets (a “successor company”) would become obligated to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the Preferred Stock as described in “—Optional Redemption—Change in Tax Law.”
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and senior securities, if any, but before any distribution of assets is made to holders of our common stock or any other junior securities, a liquidating distribution in the amount of $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share) plus declared and unpaid dividends, if any, to the date fixed for distribution.
After payment of the full amount of the distributions to which they are entitled, holders of the Preferred Stock will have no right or claim to any of our remaining assets. In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of Preferred Stock and to the holders of any parity stock, the holders of Preferred Stock and all holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders, but only to the extent we have assets available after satisfaction of all liabilities to creditors and holders of senior securities. In any such distribution, the “liquidation preference” of any holder of Preferred Stock means the amount payable to such holder in such distribution (assuming no limitation on assets available for distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends, whether or not declared, in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Preferred Stock and any holders of parity stock, the holders of our junior securities shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration, reconstruction, reorganization or other similar transaction involving the Company or the sale or transfer of all or substantially all of our shares, property or business will not be deemed to constitute a liquidation, dissolution or winding-up.
Mandatory Redemption
The Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the Preferred Stock will have no right to require the redemption or repurchase of the Preferred Stock.
Optional Redemption
On or After the Applicable Redemption Commencement Date (as Defined Below)
Except as described below under this “Optional Redemption” section, the Series A Preferred Stock is not redeemable prior to June 30, 2029, the Series D Preferred Stock is not redeemable prior to December 30, 2025, and the Series E Preferred Stock is not redeemable prior to December 30, 2027 (each date, as the context requires, the “Applicable Redemption Commencement Date”). On and after the Applicable Redemption Commencement Date, the respective series of Preferred Stock will be redeemable at our option, for cash, in whole or from time to time in part, upon not less than 30 days’ (in the case of Series A Preferred Stock) and 15 days’ (in the case of Series D Preferred Stock and Series E Preferred Stock) nor more than 60 days’ prior written notice, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without interest on such unpaid dividends. Starting September 30, 2024, the Series B Preferred Stock is redeemable at our option, for cash, in whole or from time to time in part, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without interest on such unpaid dividends.
Par Call Redemption
We may redeem the Series C Preferred Stock at our option, in whole or in part, from time to time, during any par call period, at a redemption price equal to $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share), plus the amount of declared and unpaid dividends, if any, without interest on such unpaid dividends. In the event the applicable reset date that is the redemption date is not a business day, the redemption price will be paid on the next business day without any adjustment to the amount of the redemption price paid.
“Par call period” means the period from and including June 30 of each year in which there is a reset date (which is three months prior to the reset date in such year) to and including such reset date.
Voting Event
Each series of Preferred Stock is redeemable at our option in whole, but not in part, at any time (i) prior to the Applicable Redemption Commencement Date (in the case of Series A Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock) or (ii) outside of a par call period (in the case of Series C Preferred Stock) upon the time of notice to the holders of common stock of a proposal for a merger or amalgamation or any proposal for any other matter that requires, as a result of any changes in Delaware law, an affirmative vote of the holders of the Preferred Stock at the time outstanding, whether voting as a separate series or together with any other series of Preferred Stock as a single class, at a redemption price of $26,000 per share of Preferred Stock (equivalent to $26.00 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividend, and without interest.
Capital Disqualification Event
The Preferred Stock is redeemable at our option at any time in whole, but not in part, upon not less than 30 days’ (in the case of Series A Preferred Stock) or 15 days’ (in the case of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock) nor more than 60 days’ prior written notice, at a redemption price of $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without interest on such unpaid dividends, at any time within 90 days following the occurrence of the date on which we have reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of the jurisdiction of our “capital regulator” that is enacted or becomes effective after the initial issuance of the Preferred Stock; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Preferred Stock, a “capital disqualification event” (as defined below) has occurred.
As used herein, “capital adequacy regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to the laws of any applicable jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then applicable capital adequacy regulations).
As used herein, a “capital disqualification event” has occurred if the Preferred Stock does not qualify as “Tier 1 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules or regulatory standards of any “capital regulator” to which we are or will be subject; provided that the proposal or adoption of any criterion that is substantially the same as the corresponding criterion in the capital adequacy rules of the Federal Reserve Board applicable to bank holding companies as of the date of the initial issuance of the Bermuda Series A Preferred Stock (as defined in our certificate of incorporation) will not constitute a regulatory capital event.
As used herein, “capital regulator” means any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of our regulatory capital.
Change in Tax Law
The Preferred Stock is redeemable at our option at any time, in whole, but not in part, upon not less than 30 days’ (in the case of Series A Preferred Stock) or 15 days’ (in the case of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock) nor more than 60 days’ prior written notice, at a redemption price of $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without interest on such unpaid dividends, if as a result of a change in tax law (as defined below) there is, in our reasonable determination, a substantial probability that we or any successor company would be required to pay any additional amounts on the next succeeding dividend payment date with respect to the Preferred Stock and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor company (a “tax event”).

A “change in tax law” that would trigger the provisions of the preceding paragraph would be (i) a change in or amendment to laws, regulations or rulings of any relevant taxing jurisdiction (as defined below), (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any relevant taxing jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any relevant taxing jurisdiction, whether or not such decision was rendered with respect to us, in each case described in (i)-(iv) above occurring after the date of issuance of the applicable series of Preferred Stock; provided that in the case of a relevant taxing jurisdiction other than Bermuda in which a successor company is organized, such change in tax law must occur after the date on which we consolidate, merge or amalgamate (or engage in a similar transaction) with the successor company, or convey, transfer or lease substantially all of our properties and assets to the successor company, as applicable.
As used herein, a “relevant taxing jurisdiction” is (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Preferred Stock or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which we or a successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.
Prior to any redemption upon a tax event, we will be required to deliver to the transfer agent for the Preferred Stock a certificate signed by one of our officers confirming that a tax event has occurred and is continuing (as reasonably determined by us).
Rating Agency Event
The Preferred Stock is redeemable at our option at any time, in whole, but not in part, upon not less than 30 days’ (in the case of Series A Preferred Stock) or 15 days’ (in the case of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock) nor more than 60 days’ prior written notice, at a redemption price of $25,500 per share of Preferred Stock (equivalent to $25.50 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without interest on such unpaid dividends, within 90 days after the occurrence of a rating agency event (as defined below).
As used herein, a “rating agency event” has occurred if any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Preferred Stock, which amendment, clarification or change results in:
•the shortening of the length of time the Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Preferred Stock.
Procedures for Redemption

The redemption price for any shares of Preferred Stock shall be payable on the redemption date to the holders of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “—Dividends” above.
If any shares of Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days (in the case of the Series A Preferred Stock) or 15 days (in the case of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock) nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Preferred Stock is held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of Preferred Stock to be redeemed and, if less than all of the applicable series of Preferred Stock are to be redeemed, the number of shares of such Preferred Stock to be redeemed from such holder;
•the redemption price; and
•that the shares should be delivered via book-entry transfer or the place or places where holders may surrender certificates evidencing the shares of Preferred Stock for payment of the redemption price.
If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Preferred Stock so called for redemption, then, from and after the redemption date, no further dividends will be declared on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Preferred Stock will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of a particular series of Preferred Stock at the time outstanding, the shares of Preferred Stock to be redeemed shall be selected either pro rata or by lot.
In addition, if the Preferred Stock is treated as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of a “capital regulator,” any redemption of the Preferred Stock may be subject to our receipt of any required prior approval from the “capital regulator” and to the satisfaction of any conditions to our redemption of the shares of Preferred Stock set forth in those capital guidelines or any other applicable regulations of the “capital regulator.”
Substitution or Variation
At any time following a tax event or at any time following a capital disqualification event, we may, without the consent of any holders of the applicable series of Preferred Stock, vary the terms of such series of Preferred Stock such that they remain securities, or exchange such Preferred Stock with new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor company would be required to pay any additional amounts with respect to the applicable series of Preferred Stock as a result of a change in tax law or (ii) in the case of a capital disqualification event, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any member thereof, where subdivided into tiers, qualify as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of our “capital regulator.” In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the applicable series of Preferred Stock prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, dividend payable on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by us) or currency of, the applicable series of Preferred Stock, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the applicable series of Preferred Stock, or change the foregoing list of items that may not be so amended as part of such substitution or variation. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the Certificates of Designations), but unpaid with respect to such holder’s securities.
Prior to any substitution or variation, we will be required to receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners (including holders and beneficial owners of Depositary Shares) of the applicable series of Preferred Stock (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such substitution or variation and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such substitution or variation not occurred.
Any substitution or variation of the Preferred Stock described above will be made after notice is given to the holders of the applicable series of Preferred Stock not less than 30 days (in the case of the Series A Preferred Stock) or 15 days (in the case of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock) nor more than 60 days prior to the date fixed for substitution or variation, as applicable.
Voting Rights
Except as provided below or as otherwise from time to time required by law, the holders of the Preferred Stock will have no voting rights.
Whenever dividends in respect of any series of Preferred Stock shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of such series of Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of the board of directors of the Company (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirements of the SEC or the NYSE (or any other exchange on which our securities may be listed or quoted) that listed or quoted companies must have a majority of independent directors. In such case, we will use our best efforts to increase the number of directors constituting the board of directors to the extent necessary to effectuate such right and, if necessary, to amend our certificate of incorporation. Each preferred stock director will be added to an already existing class of directors.
As used herein, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the applicable Preferred Stock as to dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Company and upon which like voting rights have been conferred and are exercisable, which, as of January 31, 2025 consisted solely of the other classes of Preferred Stock.
If and when dividends for at least four consecutive dividend periods following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the applicable series of Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected shall terminate and any individuals then serving as a preferred stock director shall automatically cease to be qualified as, and shall thereupon cease to be, a preferred stock director, and the number of directors on the board of directors of the Company shall automatically decrease by two. In determining whether dividends have been paid for four consecutive dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.
Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our certificate of incorporation, of the applicable series of Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred stock director remaining in office, or if none remain in office, by a vote of the holders of record of a majority of the outstanding applicable series of Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. Any vote of holders of voting preferred stock to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting of such holders, called as provided above for an initial election of preferred stock director after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter. Each preferred stock director elected at any special meeting of stockholders or by written consent of the other preferred stock director shall hold office until the next annual meeting of the stockholders of the Company until their successors, if any, are elected by such holders and qualified, if such office shall not have previously terminated as above provided, subject to such preferred stock director’s earlier death, disqualification, removal or resignation. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Preferred Stock.
All or any of the special rights of the applicable series of Preferred Stock may be altered or abrogated with the consent in writing of the holders of not less than three-quarters of the issued shares of Preferred Stock of that series or with the sanction of a special resolution approved by at least a majority of the votes cast by the holders of such series of Preferred Stock at a separate meeting. At any meeting of stockholders held to vote on the approval of any alteration or abrogation in accordance with the immediately preceding sentence, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Preferred Stock shall constitute a quorum for the purpose of voting on such proposal.
On any item on which the holders of the applicable series of Preferred Stock are entitled to vote, such holders will be entitled to one vote for each shares of Preferred Stock of that series held.
Without the consent of the holders of the applicable series of Preferred Stock, so long as such action does not materially and adversely affect the special rights, preferences, privileges and voting powers of such Preferred Stock, taken as a whole, our board of directors may, by resolution, amend, alter, supplement or repeal any terms of a particular series of Preferred Stock:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the applicable series of Preferred Stock that may be defective or inconsistent; or
•to make any provision with respect to matters or questions arising with respect to the applicable series of Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations;
provided that any such amendment, alteration, supplement or repeal of any terms of such Preferred Stock effected in order to conform the terms thereof to the description of the terms of such Preferred Stock set forth under “Description of Series A Preference Shares,” “Description of Series B Preference Shares,” “Description of the Series C Preference Shares,” “Description of the Series D Preference Shares,” or “Description of the Series E Preference Shares” in the applicable prospectus supplement distributed in connection with the offering of the respective Preferred Stock shall be deemed not to materially and adversely affect the special rights, preferences, privileges and voting powers of the respective shares of Preferred Stock, taken as a whole.
The foregoing voting provisions will not apply with respect to a particular series of Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of such series of Preferred Stock to effect such redemption.
Conversion
The shares of Preferred Stock are not convertible into or exchangeable for any other securities or property of the Company, except under the circumstances set forth under “—Substitution or Variation” above.
Listing of the Preferred Stock
We do not intend to list the Preferred Stock on any exchange or expect that there will be any separate public trading market for the Preferred Stock except as represented by the Depositary Shares, which Depositary Shares are listed on the NYSE under the symbols “ATHPrA” (with respect to the Series A Depositary Shares), “ATHPrB” (with respect to the Series B Depositary Shares), “ATHPrC” (with respect to the Series C Depositary Shares), “ATHPrD” (with respect to the Series D Depositary Shares), and “ATHPrE” (with respect to the Series E Depositary Shares).
Description of the 2064 Debentures

The following description of our 2064 Debentures is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the terms and provisions of the Indenture, dated March 7, 2024 (the “Base Indenture”), between us and U.S. Bank Trust Company, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated March 7, 2024 (the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part.
General
The 2064 Debentures were initially issued in $575 million aggregate principal amount. The amount outstanding of the 2064 Debentures as of the end of our most recent fiscal year is reflected in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K of which this Exhibit 4.8 is a part.
We may, without notice to or consent of the holders of the 2064 Debentures, re-open and issue additional debentures having the same ranking, interest rate, maturity date and other terms as the 2064 Debentures, except for the price to the public and issue date and, in some cases, the first interest payment date and interest accrual date. Any additional debentures, together with the 2064 Debentures, will constitute a single series of debt securities under the Indenture; provided that if the additional debentures are not fungible for U.S. federal income tax purposes with the 2064 Debentures, the additional debentures will have a separate CUSIP number. No additional debentures of the same series as the 2064 Debentures may be issued if an event of default under the Indenture has occurred and is continuing with respect to outstanding 2064 Debentures.
The 2064 Debentures have a maturity date of March 30, 2064.
The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture does not contain provisions that would afford holders of 2064 Debentures protection in the event of a decline in our credit quality resulting from any highly leveraged transaction, reorganization, merger or similar transaction involving us that may adversely affect such holders.
The 2064 Debentures do not have a sinking fund.
Interest Rates
The 2064 Debentures bear interest from the date issued until their maturity date or earlier acceleration or redemption, payable on each interest payment date.
For the 2064 Debentures, interest accrues as follows:
•from and including March 7, 2024 to, but excluding, March 30, 2029 (the “First Reset Date”) at the fixed rate of 7.250% per annum; and
•from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus 2.986% to be reset on each Reset Date.
Interest on the 2064 Debentures is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2024, each of which we refer to as an interest payment date, to the record holders of the 2064 Debentures at the close of business on the immediately preceding

March 15, June 15, September 15 or December 15, as the case may be (whether or not a business day). However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.
Interest payments will include accrued interest from, and including March 7, 2024, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the 2064 Debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).
For purposes of this “Description of the 2064 Debentures”:
“Business day” means any day other than a day on which banking institutions in the State of New York or any place of payment are authorized or required by law, executive order or regulation to close.
“Calculation agent” means, with respect to the 2064 Debentures, at any time, the person or entity appointed by us and serving as the calculation agent with respect to the 2064 Debentures at such time. Unless we have validly redeemed all outstanding 2064 Debentures on or before the First Reset Date, we will appoint a calculation agent with respect to the 2064 Debentures prior to the Reset Interest Determination Date preceding the First Reset Date. We may terminate any such appointment as long as it appoints a successor agent at the time of termination.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading “Treasury Constant Maturities” which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the calculation agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year U.S. Treasury Rate will be the same interest rate as in effect for the prior period.
“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date or March 30, 2064, as the case may be.
Option to Defer Interest Payments
So long as no event of default with respect to the 2064 Debentures has occurred and is continuing, we may, in our sole discretion, defer interest payments on the 2064 Debentures for one or more interest periods (each, an “optional deferral period”) of up to five consecutive years each without giving rise to an event of default under the terms of the 2064 Debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the 2064 Debentures. During an optional deferral period, interest will continue to accrue at the then-applicable interest rate on the 2064 Debentures, and deferred interest payments will accrue additional interest at the then-applicable interest rate on the 2064 Debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during an optional deferral period will be due and payable on the 2064 Debentures until the end of such optional deferral period except upon an acceleration or redemption of the 2064 Debentures during such optional deferral period.
At the end of five years following the commencement of an optional deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest (including compounded interest, if any) for a period of 30 days after the conclusion of such five-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any optional deferral period, we have paid all deferred interest due on the 2064 Debentures, including compounded interest, we can again defer interest payments on the 2064 Debentures as described above.
We will provide to the trustee and holders of the 2064 Debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date (subject to the applicable procedures of DTC), provided that the failure to provide such notice will not constitute an event of default. In addition, whether or not such notice is given, our failure to pay interest on the 2064 Debentures on any interest payment date will itself constitute the commencement of an optional deferral period unless we pay such interest within five business days after such interest payment date, whether or not we provide a notice of deferral.
Certain Limitations During an Optional Deferral Period
After the commencement of an optional deferral period in connection with the 2064 Debentures, until we have paid all accrued and unpaid interest on the 2064 Debentures, we will not, and will not permit any of our subsidiaries to:
•declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock (which includes common and preferred stock) other than:
(i)purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, agents, directors or consultants or under any dividend reinvestment plan or shareholder purchase plan;

(ii)purchases of our capital stock pursuant to a contractually binding requirement to buy or acquire capital stock entered into prior to the beginning of the related optional deferral period, including under a contractually binding stock repurchase plan;
(iii)as a result of any reclassification of any class or series of our capital stock, or the exchange, redemption or conversion of any class or series of our capital stock for any class or series of our capital stock;
(iv)the purchase of or payment of cash in lieu of fractional interests in our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
(v)acquisitions of our capital stock in connection with acquisitions of businesses made by us (which acquisitions are made by us in connection with the satisfaction of indemnification obligations of the sellers of such businesses);
(vi)dividends or distributions payable solely in our capital stock, or options, warrants or rights to subscribe for or acquire capital stock, or repurchases or redemptions of capital stock made solely from the issuance or exchange of such capital stock or stock that ranks equally with or junior to such capital stock; or
(vii)the distribution, declaration, redemption or repurchase of rights in accordance with any stockholders’ rights plan or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;
•make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities or guarantees that rank equal in right of payment with the 2064 Debentures (“parity securities”) or indebtedness ranking junior to the 2064 Debentures other than (i) any exchange, redemption or conversion of our indebtedness for any class or series of our capital stock, and (ii) any payment of principal on parity securities necessary to avoid a breach of the instrument governing such Parity Securities or payment, repurchase or redemption in respect of parity securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity securities, on the one hand, and (2) accrued and unpaid amounts on the 2064 Debentures, on the other hand.
For the avoidance of doubt, no terms of the 2064 Debentures will restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.
Ranking
The payment of the principal of, and interest on, the 2064 Debentures will be expressly subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all of our senior indebtedness.
Subject to the qualifications described below, the term “senior indebtedness” is defined in the Indenture to include principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of the applicable prospectus supplement:

•all of our obligations for money borrowed (other than obligations pursuant to the Base Indenture, including the 2064 Debentures and the 6.625% fixed-rate reset junior subordinated debentures due 2054 (the “2054 Debentures”));
•all of our obligations evidenced by notes, debentures, bonds or other similar instruments (other than obligations pursuant to the Base Indenture, including the 2064 Debentures and the 2054 Debentures), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by us to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for us, in connection with the issuance of securities by such vehicles;
•all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;
•all of our reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;
•all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (including trade accounts payable or accrued liabilities arising in the ordinary course of business);
•all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours;
•all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have assumed or guaranteed or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;
•all compensation, reimbursement and indemnification obligations of ours to the trustee pursuant to the Indenture; and
•all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.
The 2064 Debentures will rank senior to all of our equity securities, which include common stock and preferred stock.
The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) any indebtedness that by its terms expressly provides that it is subordinated, or not senior in right of payment, to the 2064 Debentures, (2) any indebtedness that by its terms expressly provides that it will rank equal in right of payment with the 2064 Debentures, or (3) our obligations owed to our subsidiaries, subject, in any case, to the provisions described under “—Certain Limitations During an Optional Deferral Period.”

All liabilities of our subsidiaries, including their trade accounts payable and other liabilities arising in the ordinary course of business (including interest sensitive contract liabilities, future policy benefits, market risk benefits and other payables), are effectively senior to the 2064 Debentures to the extent of the assets of such subsidiaries, as we are a holding company. Because we are a holding company, we rely primarily on dividends and other payments from our direct and indirect subsidiaries, which are generally regulated insurance companies, to pay interest and principal on our outstanding debt obligations. Regulatory rules may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other means.
No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the 2064 Debentures or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the 2064 Debentures, if:
•we default in the payment of any principal, premium (if any) or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or
•an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity and written notice of such event of default, requesting that payments on the 2064 Debentures cease, is given to us by the holders of senior indebtedness, until such default in payment or event of default has been cured, is waived or ceases to exist.
All present and future senior indebtedness, which includes, without limitation, interest accruing after the commencement of any proceeding, assignment or marshaling of assets described below, will first be fully paid before any payment, whether in cash, securities or other property, will be made by us on account of the 2064 Debentures in the event of:
•any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;
•any proceeding for the liquidation, dissolution or other winding-up of us, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;
•any assignment by us for the benefit of creditors; or
•any other marshaling of our assets.
In any such event, payments which would otherwise be made on the 2064 Debentures will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is fully paid. If payments on the 2064 Debentures are in the form of our securities or those of any other corporation under a plan of reorganization or readjustment and such payments are subordinated to outstanding senior indebtedness and to any securities issued with respect thereto under a plan of reorganization or readjustment, such payments will be made to the holders of senior indebtedness and then, if any amounts remain, to the holders of the 2064 Debentures before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the 2064 Debentures. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of the 2064 Debentures by any act or failure to act on our part.
If, notwithstanding any of the foregoing prohibitions, the trustee or the holders of the 2064 Debentures receive any payment with respect to the 2064 Debentures when a responsible officer of the trustee or such holder has actual knowledge that such payment should not have been made to it, the trustee or such holder will hold such payment in trust for the benefit of, and, upon written request by us or the trustee or other representative for such senior indebtedness, will pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any senior indebtedness.
Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness.
After full payment of all present and future senior indebtedness, holders of the 2064 Debentures will be subrogated to the rights of any holders of senior indebtedness to receive any further payments that are applicable to the senior indebtedness until all the 2064 Debentures are fully paid. In matters between holders of the 2064 Debentures and any other creditor of ours, any payments that would otherwise be paid to holders of senior indebtedness and are made to holders of the 2064 Debentures because of this subrogation will be deemed a payment by us on account of senior indebtedness and not on account of the 2064 Debentures.
If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of 2064 Debentures together with the holders of any of our other obligations that rank equally with the 2064 Debentures will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the 2064 Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the 2064 Debentures.
If we violate the Indenture by making a payment or distribution to holders of the 2064 Debentures before we have paid all the senior indebtedness in full, then such holders of the 2064 Debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.
Because of the subordination provisions of the Indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the 2064 Debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the 2064 Debentures.
The 2064 Debentures do not limit our or our subsidiaries’ ability to incur additional debt, including secured debt and debt that ranks senior to the 2064 Debentures. We expect from time to time to incur additional indebtedness constituting senior indebtedness. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the 2064 Debentures.
The amount of our short- and long-term debt outstanding as of the end of our most recent fiscal year is reflected in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K of which this Exhibit 4.8 is a part, including the amount of any outstanding senior notes, which rank senior in right of payment to the 2064 Debentures.
Optional Redemption
Redemption on or Following the First Reset Date

We may redeem the 2064 Debentures at our option, in whole or in part, from time to time, on the First Reset Date or anytime thereafter, at a redemption price equal to the principal amount of the 2064 Debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the 2064 Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the 2064 Debentures must remain outstanding after giving effect to such redemption.
Redemption Following a Tax Event
Prior to the First Reset Date, the 2064 Debentures are redeemable at our option at any time, in whole, but not in part, at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption, within 90 days of the occurrence of a Tax Event.
For purposes of this “Description of the 2064 Debentures”:
“Tax Event” means the receipt by us of an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any: (i) amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation; (ii) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i), by any court, governmental agency or regulatory authority; or (iii) threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the 2064 Debentures, in each case, which amendment or change is enacted and effective or which pronouncement or decision is announced or which challenge is asserted or becomes publicly known on or after March 7, 2024, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the 2064 Debentures is not, or will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes.
Redemption Following a Regulatory Capital Event
Prior to the First Reset Date, the 2064 Debentures are redeemable at our option at any time in whole, but not in part, at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption, at any time within 90 days following the occurrence of the date on which we have reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of the jurisdiction of our “capital regulator” that is enacted or becomes effective on or after March 7, 2024; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective on or after March 7, 2024; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after March 7, 2024, a Regulatory Capital Event has occurred.
For purposes of this “Description of the 2064 Debentures”:
“Capital regulator” means any governmental agency, instrumentality or standard-setting organization as may then have group-wide oversight of our regulatory capital.

“Regulatory Capital Event” means that we become subject to capital adequacy supervision by a Capital Regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the 2064 Debentures would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.
Redemption Following a Rating Agency Event
Prior to the First Reset Date, the 2064 Debentures are redeemable at our option at any time, in whole, but not in part, at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption, within 90 days after the occurrence of a Rating Agency Event.
For purposes of this “Description of the 2064 Debentures”:
“Rating Agency Event” means an amendment, clarification or change by any Rating Agency of the criteria it uses to assign equity credit to securities such as the 2064 Debentures, which amendment, clarification or change results in (i) the shortening of the length of time the 2064 Debentures are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the March 7, 2024 or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the 2064 Debentures by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the March 7, 2024.
Redemption Procedures
If we give a notice of redemption in respect of any of the 2064 Debentures, then prior to the redemption date, we will:
•irrevocably deposit with the trustee or a paying agent for the 2064 Debentures funds sufficient to pay the applicable redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the 2064 Debentures to be redeemed; and
•give the trustee or such paying agent, as applicable, irrevocable instructions and authority to pay the redemption price to the holders upon surrender of the global certificate (subject to the applicable procedures of DTC) or such other certificates as we may have issued evidencing the 2064 Debentures.
Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the 2064 Debentures so called for redemption will cease, except the right of the holders of the 2064 Debentures to receive the redemption price and any interest payable in respect of the 2064 Debentures on or prior to the redemption date and the 2064 Debentures will cease to be outstanding. In the event that payment of the redemption price in respect of 2064 Debentures called for redemption is improperly withheld or refused and not paid by us, interest on the 2064 Debentures will continue to accrue at the then-applicable interest rate from the redemption date originally established by us for the 2064 Debentures to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.
Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries or affiliates may at any time and from time to time purchase outstanding 2064 Debentures by tender, in the open market or by private agreement.

If less than all of the 2064 Debentures are to be redeemed, the particular 2064 Debentures to be redeemed will be selected not more than 60 days prior to the redemption date by the trustee, from the outstanding 2064 Debentures not previously called for redemption, pro rata or by lots or by such other method as the trustee in its sole discretion deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any 2064 Debentures, provided that, so long as the 2064 Debentures are in the form of global certificates, such selection shall be made by DTC in accordance with its applicable procedures, and provided further that the portion of the principal amount of any 2064 Debenture selected for redemption shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such 2064 Debenture. The trustee will promptly notify us in writing of the 2064 Debentures selected for redemption and, in the case of any 2064 Debentures selected for partial redemption, the principal amount thereof to be redeemed.
We may not redeem the 2064 Debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (and compounded interest thereon), has been paid in full on all outstanding 2064 Debentures for all interest payment dates occurring on or before the redemption date.
Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of 2064 Debentures to be redeemed at its registered address, or sent electronically in the case of global certificates, with a copy to the trustee. Unless we default in payment of the redemption price on the 2064 Debentures, on and after the redemption date, interest will cease to accrue on the 2064 Debentures or portions called for redemption.
Denominations
The 2064 Debentures were issued in denominations of $25 each and integral multiples of $25 in excess thereof. The 2064 Debentures are held in book-entry form only and are held in the name of DTC or its nominee.
Events of Default, Notice and Waiver
The Indenture provides that any one or more of the following events with respect to the 2064 Debentures that has occurred and is continuing constitutes an event of default:
•the failure to pay interest in full or in part, including compounded interest, on any 2064 Debenture for a period of 30 days after such interest was due (taking into account our ability to defer interest payments on the 2064 Debentures for one or more optional deferral periods of up to five consecutive years each) or on the maturity date;
•the failure to pay principal of or premium, if any, on any 2064 Debenture on the maturity date or upon redemption; or
•certain events of our bankruptcy, insolvency or reorganization.
If an event of default under the Indenture shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the 2064 Debentures may declare, by notice as provided in the Indenture, the principal amount of the 2064 Debentures to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the 2064

Debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.
The trustee is required, within 60 days after the occurrence of a default (which is actually known to the trustee and is continuing), with respect to the 2064 Debentures (without regard to any grace period or notice requirements), to give to the holders of the 2064 Debentures notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on the 2064 Debentures, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the 2064 Debentures.
The Trustee may require indemnification by the holders of the 2064 Debentures with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders of the 2064 Debentures. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding 2064 Debentures under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
No holder of 2064 Debentures may institute any action against us under the Indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such 2064 Debenture) unless (i) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the 2064 Debentures specifying an event of default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the 2064 Debentures then outstanding under the Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in compliance with such request, and (iii) the trustee shall not have instituted such action within 60 days of such request.
We are required to promptly notify the trustee of the occurrence of any default under the Indenture and are further required to furnish statements to the trustee as to our compliance with all conditions and covenants under the Indenture and our knowledge of any default or event of default within 120 days of our fiscal year end.
Defeasance, Satisfaction and Discharge
With respect to the 2064 Debentures, we may discharge or defease our obligations (except for certain surviving provisions) under the Indenture as set forth below.
We may discharge certain obligations to holders of 2064 Debentures which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on the 2064 Debentures.
We may elect either (i) to defease and be discharged from any and all obligations with respect to the 2064 Debentures (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the 2064 Debentures of or within any series (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on the 2064 Debentures to maturity or redemption, as the case may be. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders and beneficial owners of the 2064 Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after March 7, 2024. In addition, in the case of either defeasance or covenant defeasance, we will have delivered to the trustee (i) an officers’ certificate to the effect that the NYSE or any other relevant debt securities exchange(s) have informed us that the 2064 Debentures, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.
We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.
Voting Rights
The 2064 Debentures are not entitled to voting rights, subject to nay required consents in connection with a modification or amendment of the indenture, as described below.
Modification of Indentures and 2064 Debentures
Under the Indenture, we and the trustee may supplement the Indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of 2064 Debentures without the consent of those holders. We and the trustee may also modify the Indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of 2064 Debentures with the consent of the holders of at least a majority in aggregate principal amount of the 2064 Debentures. However, the Indenture requires the consent of each holder of 2064 Debentures that would be affected by any modification which would:
•change the stated maturity of the 2064 Debentures, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;
•change the currency in which the 2064 Debentures or any premium or interest is payable;
•impair the right of any holder to enforce any payment on or with respect to the 2064 Debentures;
•adversely change the right of any holder exercisable upon the repurchase of the 2064 Debentures;
•reduce the percentage in principal amount of outstanding 2064 Debentures, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
•reduce the requirements contained in the Indenture for quorum or voting;

•make any change in the terms of the subordination of the 2064 Debentures in a manner adverse in any material respect to the holders of any series of outstanding securities under the Indenture; or
•modify any of the above provisions.
The Indenture permits the holders of at least a majority in aggregate principal amount of the series of 2064 Debentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indenture.
Listing
The 2064 Debentures are traded on the NYSE under the symbol “ATHS.”
About the Trustee
U.S. Bank Trust Company, National Association is the Indenture trustee and also the paying agent and the transfer agent and registrar for the 2064 Debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank Trust Company, National Association or its affiliates.